Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAGEMENT CHANGES
June 27, 2007 – Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo” or the “Corporation”) today announced that in connection with today’s successful listing and IPO of its associate company Tethys Petroleum Limited (“Tethys”) on the Toronto Stock Exchange (“TSX”), as of today’s date Vincent McDonnell is assuming the position of Chief Executive Officer of the Corporation, in addition to his existing roles as President, Chief Operating Officer and Chief Commercial Officer. Dr David Robson is stepping down from the position of Chief Executive Officer but will remain as Chairman of the Corporation. Dr Robson is Chairman, President and Chief Executive Officer of Tethys and these changes were deemed necessary to ensure separation between the two companies.
Mr. McDonnell holds a B.Sc. (Hons.) degree in Geology, an M.Sc. degree in Geophysics and an MBA. He has worked for the Corporation since 2000, serving in positions including Chief Commercial Officer, Chief Financial Officer and Chief Operating Officer. He has also served as Acting General Director of the Corporation’s Georgian operating subsidiary CanArgo Georgia Ltd. Prior to joining CanArgo, Mr McDonnell worked in various business, commercial and technical roles with JKX Oil & Gas plc, Mobil Oil and Britoil plc.
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:

USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206